EX-99.01- Press Release Source

DataMEG Corp. Key Consultant Renews Contract

WASHINGTON, Dec. 16, 2003 - DataMEG Corp. (OTC Bulletin Board: DTMG - News) announced today the renewal of its consulting contract with Thomas Stroup.

Thomas Stroup, who has been advising the company on daily business operating matters during the course of his original consulting term and is a key contributor to the Company's Advisory Committee stated, "I am quite pleased with the progress we have made over the past several months. The Company has established beneficial relationships within the North America and Pacific Rim markets, made significant progress developing products within NECI, which will enable us to initiate product distribution in Q1 2004, and procured adequate, sensible financing that has made these events possible."

Mr. Stroup continued, "Now that we have made substantial progress on the funding and NECI fronts, we look forward to finalizing our plans with respect to CAS Communications and to make comparable progress in bringing its products to market next year. The Advisory Committee has made substantial progress in a short period of time, and I look forward to working with them to help move the company forward even further in 2004."

For further information about this release and the business at DataMEG Corp.
(DTMG) contact Rich Kaiser, Investor Relations, YES INTERNATIONAL, 800-631-8127.

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "expect", "anticipate", "could", "would", "will", and "may" and other words of similar nature. Such factors and risks include the successful completion of the CAS technology development, the successful completion of projects underway at North Electric Company and the business conditions and growth in related areas of telecommunications, wireless and digital transmission areas, and in the economy in general. Competitive factors include the rapid pace of alternative technology advancements and the Company's ability to gain market acceptance of its evolving products. Other risks may be detailed from time to time in our filings with the Securities and Exchange Commission. Neither DataMEG Corp. nor its subsidiaries undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.